SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                          Form 8-K

                       CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                         ACT OF 1934

  Date of Report (Date of earliest event reported) February
                          26, 2004



               KENNETH COLE PRODUCTIONS, INC.
    (Exact name of registrant as specified in its charter)

               Commission File Number  1-13082


   New York                           13-3131650
(State or other jurisdiction of       (I.R.S. Employer
 incorporation or organization)       Identification Number)

603 West 50th Street, New York, NY         10019
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (212) 265-1500


                       Not Applicable
    (Former name or former address, if changed since last
                           report)

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits:

          99.1 Press release dated February 26, 2004.



Item 12.  Disclosure of Results of Operations and Financial Condition.


      On February 26, 2004, Kenneth Cole Productions, Inc. (the "Company") (NYSE: KCP) issued a press release announcing the Company's results for the fourth quarter and full year ended December 31, 2003, which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.




                              Kenneth Cole Productions, Inc.
                              Registrant



Dated: February 26, 2004      By:     /s/ STANLEY A.MAYER
                              Name:   Stanley A. Mayer
                              Title:  Executive Vice President and
                                      Chief Financial Officer

                        Exhibit Index

Exhibit No.            Description

 99.1                Press Release date February 26, 2004

Company Contact:               Investor Relations Contact:
Stanley Mayer                  James R. Palczynski
Chief Financial Officer        Principal
Kenneth Cole Productions, Inc. Integrated Corporate Relations, Inc.
(212) 265-1500                 (203) 222-9013


   Reports Record Fourth Quarter Revenue of $129.2 million
Fourth Quarter Earnings per Share Increase 19.5% to $0.49
versus Year-ago $0.41
 2003 Full Year EPS increase 25.2% to $1.59 versus Year-ago
                            $1.27
  Increases Regular Quarterly Dividend by 33% to $0.12 Per
                            Share

New York, New York, February 26, 2004 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE:KCP) today reported financial results for the fourth quarter and full year, ended December 31, 2003. The Company reported quarterly net revenue increased 10.1% to a record level of $129.2 million versus the year-ago level of $117.4 million. Earnings per fully diluted share for the fourth quarter, after an after-tax asset impairment charge of $0.03, increased 19.5% to $0.49 versus $0.41 in the year-ago fourth quarter, exceeding the Company's prior guidance of $0.46 to $0.48. Excluding the asset impairment charge, fourth quarter diluted earnings per share increased 26.8% to $0.52.
     For the full year ended December 31, 2003, the Company reported record revenue of $468.4 million, an increase of 8.2% versus the 2002 level of $433.0 million. Earnings per fully diluted share for the full year increased 25.2% to $1.59, versus the prior year's level of $1.27. The Company noted that the prior year's results were impacted by net charges of $0.11 for a special item and an asset impairment charge. Excluding these items in the prior year, as well as the $0.03 fourth quarter impairment charge from the 2003 results, the Company's full-year diluted earnings per share for 2003 increased by 17.4%.
     Chairman and Chief Executive Officer Kenneth Cole said, "We are pleased to have completed our fiscal year with another strong quarter. I am proud of the continued efforts of the organization to not only maintain inventory and appropriate expense levels, but to stay focused and realistic as to the well being of our brands and the environment within which we are doing business."
     Consumer direct revenues for the fourth quarter increased 12.3% to $61.4 million versus $54.7 million in the same quarter last year, driven both by contributions from new stores and by a strong comparable store sales increase of 7.7%. Fourth quarter wholesale revenues of $57.3 million were up 6.5% versus the prior year's level of $53.8 million, despite the repositioning of the Company's handbag business. Licensing revenue for the fourth quarter also continued to be strong and was up 18.4% to $10.5 million versus the year-ago level of $8.9 million.
     Wholesale revenues for the full year increased by 7.3% to $254.5 million as compared to $237.2 million in fiscal 2002. Consumer direct revenues for the full year increased 5.1% to $175.6 million versus $167.1 million; the full-year comparable store sales increase was 0.6%. Licensing revenues for 2003 grew by 33.2% to $38.3 million versus $28.7 million in the prior year.
     Paul Blum, President of Kenneth Cole Productions, continued, "Our comparable store sales trend continues to improve and we are enthusiastic as to the current performance of our regular stores as well as the new ones we opened in the fourth quarter. Further, we believe that our efforts to create a smoother merchandise transition into the spring season with a more wear-now, season-less approach to product has been successful. While the wholesale environment remains challenging, we believe that our design direction is on the mark both in our Kenneth Cole New York business and in our diffusion businesses and that we should continue to see good sell through."
     Gross margin for the fourth quarter increased 120 basis points to 47.0% versus 45.8% in the fourth quarter of last year, due to improved contributions from the consumer direct business and the increase in licensing margin. SG&A margin for the fourth quarter improved 60 basis points to 33.7% of revenues versus the year-ago level of 34.3%.
     The company's fourth quarter operating income increased 18.4% to $15.9 million versus the year-ago level of $13.5 million.
     The Company noted that it incurred an after-tax, asset impairment charge of approximately $0.03 per share to impair the assets of its New York Reaction retail store. The Company continues to believe that there is a substantial opportunity to open Reaction branded retail stores, notwithstanding the performance of this single test location.
     The Company's consolidated inventories of $44.9 million on December 31, 2003 were up 2.6% versus the year-ago level of $43.7 million. Wholesale inventories decreased by 0.3% to $22.7 million and Consumer Direct inventories increased 5.7% to $22.2 million.
     Kenneth Cole Productions, Inc. also today commented that it is comfortable with 2004 guidance for earnings per share of $1.80 to $1.84. In the first quarter of 2004, the Company currently expects to report revenues in a range of between $118 and $122 million and earnings per share between $0.34 and $0.35. For the second quarter, the Company currently expects to report revenues in a range of between $108 and $112 million and earnings per share between $0.33 and $0.34. For the second half of the year the Company is comfortable with revenues in the $285 to $300 million range with earnings per share of between $1.13 and $1.15.
     The company also announced today that its board of directors had approved an increase of 33% in its regular
quarterly dividend to $0.12 per common share.    The fourth
quarter dividend is payable to shareholders of record as of March 9 and is payable on March 25.
     Mr. Cole concluded, "The focus, determination, and hard work of many people in our organization is continuing to bear fruit. Strategically, we are excited about a variety of opportunities for the future including increased domestic penetration of our Kenneth Cole New York business, strong growth in our diffusion brands, continued success for a wide variety of licensed categories, an acceleration of our store opening, and an ongoing expansion into more international markets with more products. We believe that we are well positioned both in the near term and for many years ahead."



About Kenneth Cole Productions, Inc.
Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names Kenneth Cole New York, Reaction Kenneth Cole, Unlisted, and Bongo. The company has also granted a wide variety of third party licenses for the production of men's and women's apparel, timepieces, eyewear, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumers through catalogs and e-commerce.

To find out more about Kenneth Cole Productions, Inc.
(NYSE:KCP), visit our website at www.kennethcole.com.

Forward Looking Statement Disclosure
The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

               Kenneth Cole Productions, Inc.
           (In thousands, except per share amounts)
                                 Quarter Ended     Year Ended
                        12/31/03   12/31/02    12/31/03   12/31/02
Net Sales              $118,709   $108,476    $430,101   $404,336

Licensing Revenues       10,526      8,892      38,252     28,713
                       --------   --------    --------   --------
Total Revenue          $129,235   $117,368    $468,353   $433,049
                       ========   ========    ========   ========

Gross Profit           $ 60,699  $  53,716    $209,896   $197,794

Selling, Gen'l & Admin.  43,616     40,262     157,824    152,618

Asset Impairment          1,153                  1,153      4,446
                       --------   --------    --------   --------
Operating Income         15,930     13,454      50,919     40,730

Interest and other
Income                      175        239         825      1,102
                       --------   --------    --------   --------
Income before taxes      16,105     13,693      51,744     41,832

Income tax expense        5,959      5,275      19,145     15,687
                       --------   --------    --------   --------
Net Income             $ 10,146   $  8,418    $ 32,599   $ 26,145
                       ========   ========    ========   ========

Net Income per share:
Basic                  $    .51   $    .43    $   1.66   $   1.33
                       ========   ========    ========   ========
Diluted                $    .49   $    .41    $   1.59   $   1.27
                       ========   ========    ========   ========
Average Shares Outstanding:
Basic                    19,761     19,569      19,609     19,643
Average Shares Outstanding:
Diluted                  20,776     20,451      20,486     20,590

Balance Sheet Data:          Dec. 31, 2003       Dec. 31, 2002
Working Capital                $ 154,171          $ 124,103
Cash                           $ 111,102          $  91,549
Inventory                      $  44,851          $  43,724
Total Assets                   $ 273,831          $ 240,317
Debt                           $       0          $       0
Total Shareholders' Equity     $ 196,334          $ 164,902